Exhibit 4.21
English Translation of Chinese Original
Assets Transfer Agreement
By and between
China National Petroleum Corporation
And
PetroChina Company Limited
June 10, 2008

Assets Transfer Agreement
     This Assets Transfer Agreement is entered into this 10th day of June, 2008 in Beijing by and between China National Petroleum Corporation (The “Transferor”), a state-owned enterprise incorporated and validly subsisting under the P.R.C. laws with its registered address being at Liupukang, Xicheng District, Beijing, and PetroChina Company Limited (The “Transferee”), a joint stock company incorporated and validly subsisting under the P.R.C. laws with its registered address being at 16 Andelu, Dongcheng District, Beijing.
     Whereas,
(i)	The Transferor and its affiliated entities propose to transfer the Target Assets (as defined hereunder) which they legally and effectively own to The Transferee;
(ii)	The Transferor hereby agrees and warranties to cause its associated affiliated entities to transfer the Target Assets (as defined hereunder) in accordance with the terms agreed hereunder; and
(iii)	The Transferee desires to take delivery of the Target Assets (as defined hereunder).
     In accordance with the Contract Law of the People’s Republic of China, the Company Law of the People’s Republic of China and other applicable laws and regulations, the Transferor and the Transferee, after negotiations, hereby reach agreement as follows on the acquisition of the Target Assets (as defined hereunder) by the Transferee from the Transferor, for mutual observance:

Article 1	Definitions
1.1	For the purposes of this Agreement, unless the context otherwise specifies, terms in this Agreement shall have the meanings set forth below:

“CNPC”	refers to China National Petroleum Corporation;

“CNPC Affiliated Entities”	refers to the subsidiaries, branches and other entities under CNPC;

“PetroChina”	refers to PetroChina Company Limited;

“Target Assets”	refers to all the targets contemplated to be transferred under Article 2 of this Agreement;

“Target Entities”	refers to the entities set out in Article 2.1 hereunder, the equity interests of which are held by CNPC and/or CNPC Affiliated Entities;

“The Transfer”	refers to the transfer of the Target Assets by the Transferor to the Transferee hereunder.

“This Agreement”	refers to this Assets Transfer Agreement and all the exhibits attached hereto. “This Agreement” or other similar terms refers to this agreement in its entirety rather than any specific provisions contained herein. “This Agreement” referred to hereunder at any time also refers to this Assets Transfer Agreement and all the exhibits attached hereto as supplemented and/or amended from time to time;

“Valuer”	refers to China Enterprise Appraisal Co., Ltd., who has issued an assets valuation report on the Target Assets for the purpose of the Transfer contemplated hereunder;

“Valuation Date”	refers to:

1. July 31, 2007, the date on which valuation was conducted on the 100% interest in Hebei Zhongyou Sales Company Limited held by CNPC, BGP Inc. in PetroChina;

2. August 31, 2007, the date on which appraisals were conducted on the 100% interest in Beijing Huayou Petroleum Company Limited held by China Huayou Group Corporation, the 100% interest in Tianjin Huabei New Petroleum Technologies Development Enterprise General Company held by China Huayou Group Corporation and the assets associated with the Yizhuang Service Station owned by China Petrochemical Company under China Huayou Group Corporation; and

3. December 31, 2007, the date on which valuation was conducted on the other Target Assets;

“Completion”	refers to the transfer of the Target Assets in accordance with Article 5 hereof;

“Completion Date”	refers to the date on which all the conditions precedent specified in Article 4 hereof have been satisfied and the Transferee has paid the consideration regarding the Transfer; such date shall not be later than thirty (30) business days following the fulfillment of all the conditions precedent;

“Transit Period”	refers to the period from Valuation Date to the Completion Date;

“The P.R.C.”	the People’s Republic of China

“SASAC”	the State-owned Assets Supervision and Administration Commission

Article 2	Target Assets
     The Target Assets refer to all the targets of Transfer as contemplated hereunder, which mainly comprise 208 units of service stations, 25 oil tanks and other businesses and assets associated with sales of refined oil as owned by 23 enterprises under CNPC. The Target Assets cover the equity interests in the following 8 companies whose principal businesses are refining and marketing refined businesses, namely, 75% interest in Shanghai Zhongyou Taihe

Service Station Company Limited, 15.67% interest in Zhongyou Beijing Sales Company Limited, 100% interest in Dalian Economic and Technology Development Zone LPG and Petroleum General Company, 49% interest in Shanghai Zhongyou Oil and Gas Enterprise Company Limited, 35.64% interest in Shanghai Oil and Gas Bailianjing Service Station Company Limited, 100% interest in Hebei Zhongyou Sales Company Limited, 100% interest in Beijing Huayou Petroleum Company Limited and 100% interest in 100% interest in Tianjin Huabei New Petroleum Technologies Development Enterprise General Company.
The Target Assets comprise the following two portions:
2.1	The associated non-equity assets as set out in Exhibit 1 hereto.

The Transferor agrees to transfer to the Transferee, and the Transferee agrees to take delivery from the Transferor, the above associated non-equity assets in accordance with the terms and conditions hereunder.
2.2	The associated equity as set out in Exhibit 2 hereto.

The Transferor agrees to transfer to the Transferee, and the Transferee agrees to take delivery from the Transferor, the above associated equity in accordance with the terms and conditions hereunder.

Article 3	Consideration for Transfer of Assets
     The parties hereto agree and acknowledge that the consideration for the Transfer of the Target Assets hereunder shall be RMB 1,004,530,000, as determined based on the assets valuation prices; provided however that, such consideration of Transfer shall be subject to adjustments to be made by reference to the definitive valuation results filed with the SASAC.

Article 4	Conditions Precedent for Delivery of the Target Assets
The Completion of the Transfer hereunder shall be conducted on the Completion Date determined by the parties hereto after all the following conditions of Completion have been satisfied:
4.1	This Agreement has been duly signed by the legal representatives of the Transferor and the Transferee or their respective authorized representative;
4.2	All necessary consents or approvals in connection with this Agreement and the Target Assets have been obtained, including without limitation:
(a)	The Transferor has obtained approval from its board of directors on the Transfer of assets, and has obtained commitment on the waiver of the pre-emptive rights in connection with the associated equity from other shareholders (if any);

(b)	The Transferee has obtained approval from its internal competent authorities for its taking delivery of the assets from the Transferor;
(c)	The valuation reports on which the Transfer consideration is based have been confirmed by the Transferor and the Transferee and have been duly filed with the SASAC;
(d)	Approval has been obtained from the SASAC for the Transfer of the assets as contemplated hereunder.
4.3	As at the Completion Date, the Transferor’s representations, warranties and covenants contained herein shall remain true and accurate.
     The parties hereto shall make all reasonable efforts to ensure that all the conditions precedent set forth above will be satisfied as soon as practicable.

Article 5	Delivery of the Target Assets
5.1	The Transferor shall, within a reasonable period, actively procure the fulfillment of all the Completion conditions specified in Article 4 (other than 2.(2)) hereof, give a notice to the Transferee in writing requesting Completion to be conducted and shall furnish copies of the documents/proof evidencing fulfillment of the Completion conditions and the proposed Completion Date.
5.2	The Transferor shall issue a letter in writing indicating its agreement to the Completion within five (5) business days following receipt of the notice referred to in Article 5.1, and furnish to the Transferor copies of the documents/proof evidencing fulfillment of the Completion conditions as set forth in 2.(2) of Article 4 hereof.
5.3	The Transferee shall pay the consideration to the Transfer in full and in Renminbi to the bank account designated by the Transfer in a lump sum.
5.4	As from the Completion Date, the Transferee shall obtain the associated non-equity assets contained in the Target Assets and all the derivative interest arising therefrom in accordance with the applicable P.R.C. laws; in the meantime, the Transferee shall also obtain the associated equity contained in the Target Assets and all the derivative interest arising therefrom in accordance with the applicable P.R.C. laws, and be entitled to and assume the corresponding rights and obligations specified in the applicable laws, regulations and the articles of association of the related companies.

Article 6	Title Alteration Procedures regarding the Target Assets
     The parties hereto agree to complete the registration of the title alteration regarding the associated non-equity assets contained in the Target Assets as soon as practicable. The Transferor shall be obliged to render its cooperation in and support to the Transferee’s re-application for the issuance of the certificates evidencing its qualification for operating the related Assets and other related documents evidencing such qualifications, and complete the registration of the title alteration regarding the associated equity contained in the Target Assets with the competent industrial and commercial authorities as soon as practicable. The Transferor undertakes that it will cause the related Affiliated Entities to actively go through the legal procedures regarding alteration of the title of the Target Assets.

Article 7	Profits and Losses Incurred during the Transit Period
     7.1 The parties hereto agree and acknowledge that, without contravening the terms and conditions hereunder, any profits and losses incurred during the Transit Period shall be assumed by the Transferor.
     7.2 The parties hereto agree to establish the specific amount of the profits and losses in connection with the Target Assets during the Transit Period based on the difference between the net value of the Target Assets as recorded in the Transferor’s financial statements as at the Completion Date and that as audited on the Valuation Date, and to determine the compensation by one party to another hereto. Where an increase is found with the amount of the interest incurred during the Transit Period compared with that on the Valuation Date, the Transferee shall pay to the Transferor in cash a sum equal to the increased amount within one (1) month following the Completion Date. Where a decrease is found instead, the Transferor shall pay to the Transferee in cash a sum equal to the decreased sum within one (1) month following the Completion Date.

Article 8	Representations, Warranties and Covenants of the Transferor
8.1	The Transferor is an enterprise the title of which is vested with the whole people and which was incorporated and validly subsisting under the P.R.C. laws. The Transferor and its Affiliated Entities legally own the Target Assets and have not established, directly or indirectly, any pledge, third party interest or other restrictions thereupon. The Transferor has the right to transfer the Target Assets in accordance with this Agreement.
8.2	The Transferor shall obtain approval and filing by the SASAC on the assets valuation report submitted and complete the legal procedures on transfer of state-owned property rights in accordance with The Interim Administrative Measures on the Transfer of State-owned Property Rights and the applicable laws and regulations on state-owned assets management. In addition, the Transferor shall make all reasonable efforts to obtain from the SASAC its approval on the Transfer of the Target Assets and waiver on the on-exchange transactions thereof as soon as practical.
8.3	The execution and performance of this Agreement by the Transferor do not violate any contracts or agreements which are legally binding upon it.

8.4	The execution and performance of this Agreement by the Transferor do not violate any applicable laws or regulations, or the Transferor’s articles of association or other constitutional documents.
8.5	The Transferor undertakes to actively cooperate actively, and procure its Affiliated Entities to cooperate with the Transferee to complete any and all legal or administrative procedures in connection with the Transfer hereunder, including without limitation, amendments to the registration with the competent industrial and commercial authorities and amendments to the title of the immovable property rights.
8.6	The Transferor hereby makes the following representations, warranties and covenants in connection with the Target Entities as set out in Article 2.1 hereof:
     (a) The Target Entities are incorporated and validly subsisting under the P.R.C. laws and has independent corporate capacity;
     (b) The Target Entities are not in violation of any prevailing P.R.C. laws, regulations and regulatory documents, and have not received any decision on administrative penalties or judgment or ruling from any court or arbitral body, which may have material effect on its production and operation;
     (c) The Target Entities are not exposed to any current or potential material litigations, claims, arbitration, administrative proceedings or other legal proceedings and do not have any contingent liabilities in any other form. The Target Entities have paid in full all the taxes due on or prior to the execution of this Agreement, and guarantees to pay in full all the taxes due as from the execution of this Agreement to the Completion of the transaction hereunder;
     (d) All the financial and operating information in connection with the execution of this Agreement furnished by the Transferor and the Target Entities are true, accurate and complete;
     (e) Save as disclosed to the Transferee, the Target Entities have legal title and utilization rights to their respective assets and the relevant certificates and documents are complete and good; besides, no guarantee, encumbrance in any other form or any third party interest has been established upon the above title and utilization rights;
     (f) The Transferor undertakes to take the necessary measures to cooperate with the Target Entities and/or the Transferee for obtaining the permits, licenses and property title certificates required for the normal construction, operation and production of the above companies, including without limitation, the business permits, land use rights certificates and houses title certificates required for the operation of refined oil products.

Article 9	Representations, Warranties and Covenants of the Transferee
9.1	The Transferee is a company limited by shares duly organized, validly existing and in good standing under the laws of the P.R.C.

9.2	The execution and performance of this Agreement by the Transferee do not violate any contracts or agreements which are legally binding upon the Transferee.
9.4	The Transferee undertakes to consult with the Transferor on making appropriate arrangements for the employees of the related entities involved in the Transfer of assets contemplated hereunder.

Article 10	Taxation
     The taxation fees covered in the Transfer of assets shall be respectively assumed by the parties hereto in accordance with the applicable laws and regulations.

Article 11	Event of Default
11.1	After this Agreement takes effect, if either party hereto fails to fulfill the other obligations hereunder in accordance with the provisions hereunder, or any of its representations or warranties is proved to be false, such party shall be deemed to be in default. The defaulting party shall keep the non-defaulting party indemnified for any and all losses the latter suffered as a result of the above defaults.
11.2	After this Agreement takes effect, if the Transferor fails to transfer the Target Assets in accordance with the provisions hereunder, the Transferee shall have the right to cancel this Agreement. In addition, the Transferor shall be liable for keeping the Transferee indemnified for the expenses actually incurred and the losses suffered by the Transferee as a result of the above failure of Transfer, including without limitation, any and all related expenses incurred in connection with the Transferee’s taking delivery of the Target Assets.
11.3	The parties hereto agree that, if the transaction contemplated hereunder fails as a result of the failure to satisfy 2.(3) or 2.(4) of Article 4 hereof, neither of the parties shall be liable for default of their respective obligations hereunder, and all the expenses incurred by either party for the purpose of such transaction shall be for their own account.

Article 12	Confidentiality
     Both parties hereto shall treat any and all details regarding this Agreement and the agreed assets Transfer, the relationship between the parties hereto and the documents provided as confidential information (the “Confidential Information”). Without the prior written consent of the other party, neither party hereto shall disclose the Confidential Information to any third party other than the signatories hereof; provided however that, the disclosure as required by the related intermediaries, regulatory bodies and under the listing requirements of the place of listing where the Transferee is domiciled for the purpose of this Agreement shall not be subject to such restrictions.

     This article of Confidentiality shall remain in effect even if this Agreement has been completely performed or terminated for any other reasons.

Article 13	Effectiveness, Amendments, Dissolution, Termination and Transfer of This Agreement
13.1	Effectiveness
     This Agreement shall come into effect upon the execution by the authorized representatives of the parties hereto on the date set forth at the beginning of this Agreement, and the receipt by the parties hereto of any and all necessary internal authorizations and approvals for the execution and performance hereof.
13.2	Amendments and Dissolution
     After its execution, neither party hereto shall amend or dissolve this Agreement at its own discretion without the written consent of the other party.
13.3	Termination
     Upon occurrence of any of the following events, this Agreement shall be terminated prior to Completion, and the Transferee shall have the right to terminate this Agreement unilaterally without assuming any liabilities of default:
     (a) The parties hereto agree to terminate this Agreement after conducting consultations;
     (b) The Transferee found any issue which has adverse effect upon the Target Assets or the Transferee itself;
     (c) Omission, misleading, incompleteness or inaccuracy is found in the representations, warranties and undertakings of the Transferor.
13.4	Transfer
     Without the written consent of the other party, neither party hereto shall transfer any of its rights and/or obligations hereunder to any third parties.

Article 14	Notices
     14.1 Notices required to be given by any party hereto in accordance with this Agreement shall be in a written form and sent by express delivery, facsimile, electronic mail or telegraph. Any such notice shall be sent to the other party in accordance with its address, and shall contain sufficient statements and/or details indicating the major issues in connection with this Agreement.
     The contact information of the parties hereto is as follows:

     The Transferor:
China National Petroleum Corporation
Address: Liupukang, Xicheng District, Beijing 100724
Contact:
Tel:
E-mail:
     The Transferee:
PetroChina Company Limited
Address: 16 Ande Road, Dongcheng District, Beijing 100011
Contact:
Tel:
E-mail:
     14.2 Notices given by way of facsimile, electronic mail or telegraph shall be deemed effectively given on the date of dispatch; unless the other party furnishes proof to the contrary evidencing that it has not received any such notice as a matter of fact.
     14.3 Notices given by way of registered mails shall be deemed effectively given three (3) business days following the dispatch; unless the other party furnishes the proof to the contrary evidencing that it has not received any such notice as a matter of fact.
     14.4 If there are changes in the contact information of either party hereto, it shall give the other party a written notice seven (7) days in advance.

Article 15	Governing Law and Dispute Resolution
15.1	The execution, effectiveness, performance, interpretation and implementation as well as any and all issues in connection with this Agreement shall be governed by the laws of the P.R.C..
15.2	Any dispute arising from, out of or in connection with this Agreement shall be settled through friendly consultations between the parties.

Article 16	Additional Provisions
16.1	Maintenance of Normal Operation and Management

As from the execution of this Agreement to the Completion Date, the parties hereto agree to maintenance the normal operation and management of the Target Assets. The Transferor guarantees that the Target Entities will not make any substantial adjustments to or dispose its own personnel issues and assets, nor will it make any adjustments to or dispose the target non-equity assets or the related personnel issues in violation of the purpose of this Agreement. In the event of any material changes beyond the normal operational activities, the Transferor shall forthwith notify the Transferee in writing of such changes.
16.2	Decision-making and Handover of Operation and Management

Upon completion of the Completion of assets, the Transferee shall become a shareholder of the Target Entities, being entitled to the due rights as a shareholder of the company and assuming its obligations accordingly. The Transferee shall have the right to recommend candidates of members of the board of directors and the supervisors’ committee, and to participate in decision-making, operation and management of the Target Entities. The Transferor shall do its utmost to provide any and all assistance and handover the relevant materials and documents in its possession.
16.3	Disposal Plan regarding the Creditor’s rights and Debts.

Upon completion of Transfer of the Target Assets, the creditor’s rights, debts and contingent liabilities of the Target Entities shall continue to be assumed by such Target Entities.
16.4	Statements, Confirmations and Undertakings.

The statements, confirmations and undertakings given by the Transferor to the Transferee in connection with the Transfer hereunder shall constitute an integral part hereof and shall have the same legal effect with this Agreement.
This Agreement shall be executed in six (6) copies, each of which shall have the same legal effect.

(This page is the execution page of this Assets Transfer Agreement by and between China National Petroleum Corporation and PetroChina Company Limited)
The Transferor
China National Petroleum Corporation
Legal Representatives or Authorized Representative:
Xu Jiurong (signature and seal of the Transferor)
The Transferee:
PetroChina Company Limited
Legal Representatives or Authorized Representative:
Liu Hongbin (signature and seal of The Transferee)